UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	October 19, 2007

NNN 2003 Value Fund, LLC
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-51295	20-122092
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1551 N. Tustin Avenue, Suite 200, Santa Ana, California		92705
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(877) 888-7348

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On October 19, 2007, NNN VF Woodside Corporate Park, LLC, a wholly-owned subsidiary of NNN 2003 Value Fund, LLC, entered into an Agreement for Purchase and Sale of Real Property and Escrow Instructions, or the Agreement, for the sale of five office buildings at Woodside Corporate Park, located in Beaverton, Oregon, or the Woodside property, to NNN Woodside, LLC, an entity also managed by Triple Net Properties, LLC, our Manager. Pursuant to the terms of the Agreement, the sale price for the Woodside property is $32,000,000, and closing is subject to certain agreed upon conditions. We anticipate closing to occur in the fourth quarter of 2007 as provided for under the Agreement. However, there can be no assurance that we will be able to complete the disposition of the Woodside property.

Since our Manager is also the manager of NNN Woodside, LLC, this transaction is deemed a related party transaction. As such, we will obtain a fairness opinion from an independent financial advisor, to determine whether the consideration to be received for the Woodside property is fair from a financial point of view to us. In connection with the sale, it is anticipated that Triple Net Properties Realty, Inc., our affiliate, or its affiliate shall be paid a disposition fee of $320,000, or 1.0% of the sales price.

The above description of the Agreement is qualified in its entirety by the terms of the agreement attached as Exhibit 10.1 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

10.1 Agreement for Purchase and Sale of Real Property and Escrow Instructions by and between NNN VF Woodside Corporate Park, LLC and NNN Woodside, LLC, dated October 19, 2007

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NNN 2003 Value Fund, LLC

October 24, 2007	By:	Richard T. Hutton, Jr.

Name: Richard T. Hutton, Jr.
Title: Chief Executive Officer

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Exhibit Index

Exhibit No.	Description

10.1	Agreement for Purchase and Sale of Real Property and Escrow Instructions by and between NNN VF Woodside Corporate Park, LLC and NNN Woodside, LLC, dated October 19, 2007